Exhibit 10.25

                               Deluxe Corporation
                          Executive Severance Agreement

AGREEMENT by and between Deluxe Corporation, a Minnesota corporation (the "Company") and Lois M. Martin (the "Executive") dated as of the 12th day of May, 2000.

I.       Retention Payment.

The Company has fulfilled its obligation as detailed in the Retention Agreement dated 8/2/99 by issuing a one-time payment in the gross amount of $335,000.00

II.      Annual Base Salary.

Effective March 1, 2000, the Executive shall receive an annual base salary of $300,000 which shall be paid not less often than monthly.

III.     Annual Incentive.

In addition to Annual Base Salary, the Executive shall have a target bonus (paid ratably apportioned in the case of any fiscal year is less than a complete 12 month performance period) equal to 50% of Annual Base Salary.

IV.      Stock Options.

A nonqualified stock option grant equal to 35,000 shares vesting in 1/3rds from the date of grant, has been issued to the Executive.

V.       Severance.

On the earlier of the date at which eFunds is established as a separate entity ( the "Distribution Date") or December 31, 2000, the Executive will receive the following severance benefits:

         A. Twelve (12) months of severance pay at the Executives then-current level of Annual Base Salary in accordance with the Company's regular payroll practice; plus

         B. For a period of six (6) months commencing on the first anniversary of the initial payment in clause A, a monthly payment during each month in such six (6) month period equal to the

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                  amount, if any, that the Executive's current monthly base
                  compensation at the time of separation exceeds the monthly compensation during that month in such six (6) month period. In order to be eligible to receive any compensation, the Executive agrees to provide the Company a copy of documentation concerning the Executive's monthly compensation, such as the Executive's payroll statement or, if applicable, a written statement that the Executive is not employed, and within thirty (30) days thereafter, the Company will make such differential payment to the Executive.

         C. The Executive will be reimbursed by the Company, for a period not to exceed twelve (12) months commencing on the first anniversary of the initial payment in clause A, for expenses resulting from a complete executive physical at a clinic of the Executive's choice.

         D. Deluxe Corporation agrees to pay up to $4,650 for Financial Planning Services through December 31, 2001.

         E. Executive will receive any unused paid time off as a cash payment in accordance with the Company's regular payroll practice.


VI.      Stock Incentive Plans and other Fringe Benefits.

Upon severance from the Company, any and all other stock options, benefits, or other forms of compensation shall be governed by the rules as detailed in the individual Plan Documents in effect at the time of the Executive's separation from the Company.


VII.     Other Agreements.

This Agreement is intended to supercede and replace the Deluxe Corporation Management Retention Plan dated August 2, 1999 and any other prior agreements between the parties, which, as of April 1, 2000, will be null and void and of no further force and effect with the exception of the Executive Retention Agreement dated January 9, 1998.


These terms are subject to the following conditions:


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1.       You exhibit professionalism in support of the Company's goals among your fellow employees, your customers, and your acquaintances.

2. You maintain expected conditions of employment as the Chief Financial Officer for the Company and satisfactory job performance as evaluated by your manager.

3.       You keep the terms of this Agreement confidential.

We need and appreciate the leadership you can provide during this transition period. Thank you for your professionalism as we move forward.


VIII.    Agreement to Release Claims.

Executive agrees that he/she is receiving a substantial amount of money paid by Deluxe. Executive agrees to give up all Executive's Claims against Deluxe in exchange for those payments. Executive will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against Deluxe based on Executive's Claims. Executive agrees that the money Executive is receiving is a full and fair payment for the release of all Executive's Claims. Executive agrees that Deluxe does not owe Executive anything in addition to what Executive will be receiving.

Executive understands that he/she may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal claims and within fifteen (15) days to reinstate state claims. To be effective, Executive's rescission must be in writing and delivered to Deluxe Corporation in care of Sonia St. Charles, Senior Vice President, Deluxe Corporation, 3680 Victoria Street North, St. Paul, Minnesota 55126, either by hand or by mail within the relevant period. If sent by mail, the rescission must be postmarked within the relevant period, properly addressed to Deluxe Corporation, and sent by certified mail, return receipt requested.

Deluxe agrees to give up any claim against Executive that Deluxe may have now or hereafter arising from Executive's employment with Deluxe, except as may arise under the Agreement to which this Release applies.





We have acknowledged that we have read this Release carefully and understand all its terms. In agreeing to sign this Release, we have not relied on any statements or explanations made by either of us.


We agree that this Release shall be effective as of the last date set out below. Deluxe and Executive understand and agree that this Release, the Agreement and the Deluxe employee benefit plans in which Executive is a participant, contain all of the agreements between Deluxe and Executive. We have no other written or oral agreements.


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                                            EXECUTIVE

Dated:  May 19, 2000                        /s/ Lois M. Martin
        -------------------                 ------------------

Witnesses:                                  Lois M. Martin

/s/ Cheryl Y. Yursi
---------------------------


                                            DELUXE CORPORATION


Dated: May 19, 2000                         By: /s/ John A. Blanchard III
       --------------------                     -------------------------

                                            John A. Blanchard, III
Witnesses:                                  President & CEO
                                            Deluxe Corporation
/s/ Lorraine L. Houle
---------------------------


---------------------------




May 19, 2000


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